EXCLUSIVE SUPPLY AGREEMENT

THIS EXCLUSIVE SUPPLY AGREEMENT (“Agreement”) is made and entered into as of August 17, 2011 (“Effective Date”) by and between Bazi International, Inc., a Nevada Corporation, and its wholly owned subsidiary, Bazi, Inc., a Colorado corporation (collectively “BAZI”), and Orthopedic National Network, LLC, a California  limited liability company (“ONN”).  This Agreement sometimes refers to BAZI and ONN individually as a “Party” and collectively as “Parties.”

RECITALS

A.

BAZI has developed and owns all rights to a certain liquid supplement targeting joint cells (the “Product”).

B.

ONN desires to purchase the Product on an exclusive basis, and BAZI desires to supply the Product to ONN on an exclusive basis, pursuant to the terms and conditions of this Agreement.

C.

The Parties also desire for ONN to continue to endorse the Product following the exclusive purchase and supply period in exchange for certain royalty payments, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals which are made a substantive part of this Agreement and of the mutual covenants of the Parties hereinafter set forth, the Parties agree as follows:

AGREEMENT

1.

GRANT OF RIGHTS; EXCLUSIVITY.  Subject to the provisions of this Agreement,  BAZI grants ONN during the Distribution Term, defined below, the exclusive right to purchase the Product from BAZI, to distribute and sell the Product worldwide through any means, and, additionally, the limited, non-exclusive license to use any service marks, trademarks and trade names of BAZI associated with the Product (the “Marks”), solely in connection with such distribution and sale.  During the Distribution Term, for so long as ONN complies with the terms of this Agreement, BAZI shall not sell the Product directly to any customer or indirectly through any person or entity other than ONN.

2.

PRICES; SHIPPING; PAYMENT.

(a)

The Product shall be sold by BAZI to ONN at the price of $8.10 per Unit (the “Purchase Price”).  A “Unit” is a 32-ounce package of the Product.  If the Product is sold in other quantities, each 32-ounce quantity sold will be deemed a Unit, unless the Parties otherwise agree.  If BAZI’s production costs for the Product increase by more than 10% from the date of this Agreement or a previous increase in the Purchase Price in accordance with this Section 2(a), then BAZI will have the right to increase the Purchase Price by a percentage equal to such increase effective upon 60 days’ notice to ONN. In the event of a decrease in the production cost of the Product by more than 10% from the date of this Agreement or a previous decrease in the Purchase Price in accordance with this Section 2(a), then Bazi will have the duty to decrease the Purchase Price by a percentage equal to such decrease effective upon 60 days’ notice to ONN. ONN shall have the right to request that BAZI provide a breakdown in the costs of the Product to determine whether any adjustments to the Purchase Price is required under this Section 2(a).

(b)

Purchases for Product by ONN shall be made pursuant to written orders transmitted by ONN directly to BAZI.  ONN shall place all orders for the Product in a quantity of at least 1,000 Units.  BAZI will notify ONN within five days of BAZI’s receipt of an order as to whether the order is accepted, and supply ONN with an anticipated delivery date.  No order may be withdrawn or cancelled by ONN after BAZI has accepted the order.  ONN acknowledges that BAZI is utilizing the services of a third party manufacturer to manufacture the Product, and therefore BAZI is not able to guarantee or ensure any particular delivery date; provided, however BAZI shall make a reasonable effort to ensure delivery by a particular delivery date; provided, further, that BAZI shall seek to source Product from an alternative third party manufacturer in the event its principal manufacturer is unable or unwilling to provide for delivery of the Product within 2 weeks unless otherwise mutually agreed upon in a writing for a specified period time.

(c)

Product purchased by ONN from BAZI will be shipped to the location(s) designated by ONN, F.O.B. shipping. point  ONN will be responsible for paying all costs of shipping and all taxes incurred in connection with the sale and shipment of Product, including all customs or duty charges, foreign currency purchase levies, import and export fees and levies, and other similar costs, charges and taxes, which shall be in addition to the Purchase Price.  These costs and taxes will vary, and BAZI reserves the right to charge additional fees and costs for special shipping services that are necessary or that may be requested by ONN.  ONN shall authorize the method of shipment based on BAZI’s recommendations or otherwise select the method of shipment based on their particular preferred method.  BAZI shall have sole discretion over the packaging of the Product, but shall take reasonable precautions to prevent damage of the Product in transit.

(d)

Upon receipt of the shipment of the Product to ONN, BAZI shall issue a written invoice therefor.  Each invoice shall contain an itemized description of the Product and all applicable charges.   Upon receipt and acceptance of the product, ONN shall pay in U.S. dollars the undisputed amount set forth in any invoice within 15 days after receipt of such receipt.  Payment by ONN shall constitute acceptance of the Product.  In the event of non payment, BAZI shall be entitled to hold up shipment of Product ordered and temporarily suspend this Agreement, without prejudice to any other remedy available to BAZI.  All payments under this Agreement shall be made in U.S. dollars. ONN shall examine the Product as soon as possible after their arrival at destination and shall notify BAZI in writing of any lack of conformity of the Product within 20 days from the date when ONN receives the Product.  ONN shall have no remedy for lack of conformity if it fails to notify BAZI within said period.

(e)

ONN specifically acknowledges and agrees that this Agreement is not a requirements contract, and BAZI is not obligated to meet all of ONN’s requirements for the Product.  BAZI is bound to fulfill all orders placed by ONN.,   As a condition for endeavouring to meet any orders for Product in excess of 10,000 Units, BAZI may require that ONN pay for such Product in advance, following BAZI’s receipt of the applicable order, or negotiate other terms with ONN acceptable to BAZI.

3.

TERM.

(a)

The term of this Agreement (the “Term”), unless earlier terminated according to this Agreement or on the mutual agreement of the Parties, will consist of (i) a distribution term (the “Distribution Term”) commencing on the Effective Date and expiring on the earlier of (a) the second anniversary of the Effective Date, or (b) the date that ONN has purchased a total of 2,000,000 Units from BAZI; and (ii) a royalty term (the “Royalty Term”) commencing on the expiration of the Distribution Term and continuing for 20 years following the expiration of the Distribution Term.

(b)

This Agreement may be terminated by either Party prior to the expiration of the Term upon 30 days’ prior written notice to the other Party if the other Party commits a material breach of or fails to perform or observe any of its representations, covenants or obligations hereunder, including, without limitation, the failure to timely pay any amounts due and owing to the other Party.  The written notice shall state the particulars of the violation or failure and shall allow the Party to whom the written notice is delivered 30 days to cure such violation or failure.  If the violation or failure is not cured within the 30-day period, the Party delivering the written notice may terminate this Agreement immediately upon further written notice to the other Party.

(c)

This Agreement may be terminated by BAZI prior to the expiration of the Term immediately upon notice to ONN at any time after a Change in Control of ONN has been effected.  A “Change in Control” of ONN means (i) a sale, lease or other disposition of all or substantially all of the assets of ONN, (ii) a consolidation or merger of ONN and any other person, organization, or entity, in connection with any of which the equity owners of ONN immediately prior to such consolidation, merger or reorganization own less than 50% of the outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization, or (iii) any transaction (or series of related transactions involving ONN or any of its Affiliates) that results in the equity owners of ONN immediately prior to such transaction owning less than 50% of the outstanding voting power in ONN or its successor.  This Agreement may also be terminated by BAZI prior to the expiration of the Term immediately upon notice to ONN if ONN becomes insolvent or is adjudicated a bankrupt; or any action is taken by ONN, or by others against ONN under any insolvency, bankruptcy or reorganization act, or if ONN makes an assignment for the benefit of creditors, or a receiver is appointed for ONN.

(d)

Upon termination or expiration of this Agreement during the Distribution Term, ONN shall pay BAZI for any orders placed prior to the termination or expiration that are fulfilled by BAZI.  The Net Income payable to BAZI as set forth in Section 4 below shall continue to be payable to BAZI until all Product in ONN’s inventory have been sold.

4.

ONN NET PROFITS.

(a)

In consideration for the grant of exclusive rights hereunder, ONN agrees to pay to BAZI, on a quarterly basis, 25% of the Net Income of ONN, throughout the Distribution Term of this Agreement and until all Product in the inventory of ONN have been sold by ONN.

(b)

“Net Income” shall have the ordinary meaning applicable under United States Generally Accepted Accounting Principles (GAAP).  ONN’s Net Income shall be determined based on its quarterly unaudited standard profit and loss statement, for the first three calendar quarters of the year, and based on its financial statements audited by an independent auditor for the fourth calendar quarter of the year.  The unaudited standard profit and loss statements shall be prepared within 30 days of the end of each of the first three calendar quarters, and shall be provided to BAZI within that time along with the payment of BAZI’s share of the Net Income corresponding to the applicable quarter.  The audited financial statements shall be prepared within 90 days of the calendar year end, and shall be provided to BAZI within that time along with the payment of BAZI’s share of the Net Income for the final quarter of the year.  If the audited annual financial statements reveal an underpayment in the amount paid to BAZI during any of the first three calendar quarters of the year, then ONN will also pay BAZI for such amounts underpaid with the fourth calendar quarter payment.

(c)

BAZI or its designated representatives may inspect and/or audit the books and records of ONN that BAZI in its sole discretion determines may be relevant in determining the Net Income of ONN, which records may include but are not limited to (i) tax returns; (ii) quarterly and/or annual financial statements, including profit and loss statements and balance sheets; (iii) copies of check ledgers and bank statements for checking and savings accounts; (iv) copies of any checks or other evidence of payments; and (v) all contracts or agreements entered into by ONN with third parties related to ONN’s business.  Any such inspection or audit shall be conducted at BAZI’s expense.  Inspections and audits conducted at ONN’s premises may take place upon 30 days’ prior notice, during normal business hours.  BAZI may audit and inspect documents covering a period beginning with the date on which ONN first came into existence, continuing until the time that this Agreement has been terminated or expired and ONN has sold all of the Product in its inventory.  If any audit discloses a deficiency in amounts for payments owed to BAZI pursuant to this Agreement, then such amounts will become immediately payable to BAZI by ONN, with interest from the date such payments were due at the lesser of 18% per annum or the maximum rate allowed by law.  In addition, if it is found by any audit that the Net Income of ONN’s business has been understated by 5% or more during the period audited, ONN must pay all reasonable costs and expenses BAZI incurred in connection with the audit, including the costs and fees of any independent accountant and the travel and living expenses and compensation of any of BAZI’s employees or agents conducting such audit.

5.

OBLIGATIONS DURING THE ROYALTY TERM.

(a)

During the Royalty Term, ONN agrees to publicly endorse the Product in a manner reasonably acceptable to BAZI.  BAZI shall have the right to include the ONN endorsement in its advertising materials, packaging, or other publications or materials.

(b)

In consideration for the endorsement of the Product described above, BAZI agrees to pay ONN, on a quarterly basis during the Royalty Term, 7.5% of its Net Sales realized directly from the sale of the Product by BAZI.

(c)

“Net Sales” shall have the ordinary meaning applicable under United States Generally Accepted Accounting Principles (GAAP).  For purposes of this Section 5, the only Net Sales considered shall be those resulting directly from the sale of the Product by BAZI.  During the Royalty Period, BAZI shall provide a quarterly written report to ONN stating its Net Sales related to the sale of the Product, but BAZI shall not be required to provide financial statements to ONN.  The written report shall be prepared within 30 days of the end of each calendar quarter and shall be provided to ONN within that time along with the payment of ONN’s share of the Net Sales related to the sale of the Product during that applicable quarter.

(d)

ONN or its designated representatives may inspect and/or audit the books and records of BAZI that ONN in its reasonable discretion determines may be relevant in determining the Net Sales of BAZI solely related to the Product, which records may include but are not limited to (i) copies of any checks, receipts, or other evidence of payments related to the Product; and (ii) all contracts or agreements entered into by BAZI with third parties related to BAZI’s sale of the Products.  Any such inspection or audit shall be conducted at ONN’s expense.  Inspections and audits conducted at BAZI’s premises may take place upon 30 days’ prior notice, during normal business hours.  ONN may audit and inspect documents covering a period beginning with the start of the Royalty Period and continuing until the end of the Royalty Period.  If any audit discloses a deficiency in amounts for payments owed to ONN pursuant to this Agreement, then such amounts will become immediately payable to ONN by BAZI, with interest from the date such payments were due at the lesser of 18% per annum or the maximum rate allowed by law.  In addition, if it is found by any audit that BAZI’s Net Sales related to the sale of the Product have been understated by 5% or more during the period audited, BAZI must pay all reasonable costs and expenses ONN incurred in connection with the audit, including the costs and fees of any independent accountant and the travel and living expenses and compensation of any of ONN’s employees or agents conducting such audit.

(e)

Nothing in this Agreement shall be deemed to require BAZI to offer and sell the Product during the entire Royalty Term, and BAZI shall have the right to discontinue the sale of the Product in its sole discretion at any time.

6.

REPRESENTATIONS AND WARRANTIES.

(a)

Representations and Warranties of ONN.  ONN represents and warrants as of the Effective Date that it is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of California; it has full legal power and authority to enter into this Agreement and perform its obligations under this Agreement, and this Agreement in no way contravenes or conflicts with the terms and condition of any other agreement or instrument to which ONN is a party or by which it is bound; this Agreement, when executed, constitutes a legal, valid and binding obligation of ONN, enforceable in accordance with its terms; and the execution and delivery of this Agreement, and the performance of its obligations under this Agreement, have been duly authorized by all necessary company action.

(b)

Representations and Warranties of BAZI.  BAZI represents and warrants as of the Effective Date that it is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Colorado; it has full legal power and authority to enter into this Agreement and perform its obligations under this Agreement, and this Agreement in no way contravenes or conflicts with the terms and condition of any other agreement or instrument to which BAZI is a party or by which it is bound; this Agreement, when executed, constitutes a legal, valid and binding obligation of BAZI, enforceable in accordance with its terms; and the execution and delivery of this Agreement, and the performance of its obligations under this Agreement, have been duly authorized by all necessary company action.

7.

ACTIVITIES OF ONN.  During the Distribution Term, ONN shall use commercially reasonable efforts to market, distribute and sell the Product within the network of physicians affiliated with ONN.  ONN shall comply with all applicable laws, statutes, regulations, rules and directives which may be applicable to the promotion and sale of the Product, and will at all times conduct its business in accordance with high standards of business ethics.  ONN shall not suggest in any way that the Product are manufactured by ONN.  Except as specified in this Agreement, ONN shall have the sole power and control over all of its marketing, promotion and other sales activity.

8.

PRODUCT WARRANTY.  BAZI WARRANTS THAT THE INFORMATION PROVIDED ON THE PACKAGING OF THE PRODUCT IS ACCURATE AND THAT THE PRODUCT IS SAFE FOR HUMAN CONSUMPTION WHEN USED AS DIRECTED ON THAT PACKAGING.  BAZI HEREBY DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES, EXCEPT TO THE EXTENT SET FORTH ON THE PACKAGING, WITH RESPECT TO THE PRODUCT, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY UNIQUE, SPECIAL OR PARTICULAR PURPOSE.

9.

PRODUCT REPLACEMENTS.  If BAZI replaces existing Product with new versions of such Product, then ONN shall, at its sole cost and expense, either sell, certify destruction or return to BAZI such replaced Product, within 10 days of a request by BAZI at the discretion of ONN.

10.

FORCE MAJEURE.  Neither Party will be in default for any failure or delay in performing any obligation hereunder, except for a failure to pay amounts due if such failure results from any cause not within its reasonable control, including, without limitation, fire, lightning, storm, flood, earthquake, governmental laws, regulations or other acts, sabotage, acts of the public enemy, war, riots or insurrection, or other acts of God (each a “Force Majeure Event”).  A Party whose performance is prevented by a Force Majeure Event will give prompt written notice to the other Party, and will devote its commercially reasonable best efforts to remedying, to the extent possible, the condition giving rise to such Force Majeure Event, and to resuming performance promptly.

11.

INDEMNIFICATION.

(a)

BAZI Indemnity.  BAZI agrees to defend, indemnify and hold ONN harmless from and against any and all costs, losses and liabilities, including, without limitation, reasonable attorneys fees and costs (“Damages”), relating to, resulting from or arising in connection with (a) the negligence or willful misconduct of BAZI; (b) any design or manufacturing defects in any of the Product; or (c) any claim based upon a breach by BAZI of its representations, warranties or obligations set forth herein.

(b)

ONN Indemnity.  ONN agrees to indemnify and hold BAZI harmless from and against any and all Damages relating to, resulting from or arising in connection with (a) ONN’s distribution or sale of Product or any other business activities of ONN; (b) the use of any of the Marks other than in accordance with the terms hereof; (c) the negligence or willful misconduct of ONN; or (d) any claim based upon a breach by ONN of its representations, warranties or obligations set forth herein.

(c)

Procedures.  A Party demanding indemnification (“Indemnitee”) shall give prompt written notice thereof, and of the facts upon which based, to the other Party (“Indemnitor”).  If an indemnity demand relates to a claim by a non-Party, Indemnitor will have the right, at its own cost, to assume the defense or settlement of such claim with counsel of its own choosing; provided, such counsel must be reasonably acceptable to the Indemnitee.  Indemnitee may participate in any proceedings, through its own counsel, and at its own separate cost.  No claim by a non-Party may be settled without the consent of Indemnitee, which consent shall not be unreasonably withheld.  The existence or extent of insurance coverage will not affect indemnification rights and obligations hereunder.

12.

RELATIONSHIP OF PARTIES.  The Parties are independent contractors and not agents, franchisees, or franchisors of each other.  Each Party will maintain complete control over their respective employees and agents and over their relationship with their respective agents and contractors, and the means, methods and techniques for performing their obligations and requirements of this Agreement, without the interference or control of the other Party.  Nothing herein creates any contractual relationship between a Party and any agents or contractors of the other Party.  Each Party will perform its obligations hereunder subject only to compliance with this Agreement.  Neither Party will be liable for any debts, acts, obligations or torts of the other or its agents, servants or employees.

13.

PROPRIETARY RIGHTS.  ONN agrees and acknowledges that BAZI is the owner of all intellectual property rights in the Product and the Marks.  ONN does not acquire any intellectual property rights in the Product or the Marks by virtue of this Agreement.  ONN is not permitted to copy, reproduce, modify, disassemble, decompile, imitate, change, analyze, or reconstruct the Product without BAZI’s prior written consent, which consent may be unreasonably withheld.  The Parties agree and acknowledge that nothing contained herein shall limit the rights and obligations of ONN as set forth in Section 7 of this Agreement.

14.

CONFIDENTIALITY.  During the effectiveness of this Agreement, the Parties may disclose to one another non-public information concerning their respective businesses and operations (including the formula or other information about the Product, pricing information, and other trade secrets) which is confidential and proprietary (“Confidential Information”).  Each Party agrees that Confidential Information disclosed by the other Party will not, without the prior written approval of the other Party, be disclosed (other than to those of its employees, agents and representatives with a reasonable need-to-know and who agree to honor the provisions of this Section) or used by it except in connection with this Agreement.  Each Party will be responsible for any breach of this Section by, and jointly and severally liable with, its employees, agents and representatives.  Confidential Information does not include information which (i) is already known to the receiving Party at the time of disclosure, (ii) is or becomes part of the public domain through no fault of the receiving Party, (iii) is lawfully received from a third party who rightfully disclosed such information without restriction, (iv) is independently and legally derived or developed by the receiving Party without any use of the Confidential Information of the disclosing Party or (v) is required to be disclosed under legal process.  If a Party is requested to disclose Confidential Information pursuant to clause (v) of the immediately preceding sentence, it will promptly notify the other Party by written notice and provide such information as the other Party reasonably requires to allow the other Party to seek a protective order or other order prohibiting or limiting the disclosure of such Confidential Information.  Upon termination of this Agreement, neither Party thereafter will use or disclose any Confidential Information received from the other Party, and will promptly return each and every copy thereof, whether in written or electronic form, or will promptly destroy the same together with all documents and materials which contain or are based upon such Confidential Information.

15.

GOVERNING LAW; JURISDICTION.  The Parties agree that this Agreement will be construed and interpreted in accordance with the laws of the State of California, without regard to the principles of conflicts of laws.  The Parties irrevocably consent to the jurisdiction of the Federal District Court, in and for California in connection with any action or proceeding arising out of or relating to this Agreement, and agree that venue shall be proper in such court to the exclusion of the courts in any other state or country.  The Parties further agree that such designated forum is proper and convenient.

16.

ATTORNEYS’ FEES.  If either Party shall bring an action to enforce its respective rights hereunder, the prevailing Party in such action shall be entitled to recover its reasonable attorney’s fees and costs in connection with such action and the enforcement of any judgment in connection with such action.

17.

NO CONSEQUENTIAL DAMAGES.  Except as expressly set forth otherwise in this Agreement, in no event shall either Party be liable to the other Party, whether as a result of breach of contract, warranty, tort (including negligence and strict liability), patent infringement, trademark infringement or otherwise, for indirect, incidental, special or consequential damages, including but not limited to, loss of profit or revenues, even if such damages were foreseeable.  ONN agrees that BAZI’s total liability related to any defective Product under this Agreement shall not exceed the cost of replacement of any defective Product, except as set forth in Section 11 related to indemnification. Bazi will pay shipping on returns. Nothing in this clause shall operate or be deemed to operate to exclude or limit liability to a greater extent than is permitted by law.

18.

ASSIGNMENT.  Neither Party may assign, delegate or otherwise transfer this Agreement or any of its rights and obligations under this Agreement, whether voluntarily, by operation of law or otherwise, without the other Party’s prior written approval, which approval will not be unreasonably withheld.

19.

ENTIRE AGREEMENT.  This Agreement supersedes any other representation, statement, understanding or agreement between the Parties.  Neither Party has relied on anything done or said with respect to the relationship between the Parties, other than what is expressly set forth in this Agreement.  Both Parties agree that there are no other representations or understandings, oral or written, which change or modify the terms of this Agreement to prevent this Agreement from becoming effective as written, or that in any way affects or relates to the subject matter hereof.

20.

MODIFICATION.  No modification, waiver, amendment, discharge or change in this Agreement will be valid unless the same is in writing and signed by the Parties.

21.

BINDING AGREEMENT.  The terms of this Agreement will be binding upon and will inure to the benefit of and be enforceable by the Parties hereto and their respective agents, representatives, successor and assigns, if permitted, and no third party will have any rights with respect to this Agreement except as expressly set forth herein.

22.

SEVERABILITY.  In the event any provision of this Agreement is held to be invalid or unenforceable by a court or authorized tribunal of proper and full jurisdiction, such provision will be stricken herefrom and the remainder of this Agreement will continue in full force and effect.

23.

CAPTIONS.  Captions and section headings used herein are for convenience only and are not part of this Agreement and shall not be used in construing it.

24.

COUNTERPARTS.  This Agreement may be executed in counterparts and all so executed will constitute one agreement.

25.

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.  The covenants and agreements of the Parties contained in Sections 3(d), 4, 8, 9, 11, 13, 14, 15, 16, and 17 shall survive the termination or expiration of this Agreement.

26.

NOTICES.  All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (collectively, the “Notices”) shall be in writing and shall be given either (i) by personal delivery against a receipted copy, (ii) by nationally recognized overnight courier or (iii) by certified or registered United States mail, return receipt requested, postage prepaid, to the following addresses:

(i)

If to BAZI, to:

Bazi, Inc.

1730 Blake Street, Suite 305

Denver, Colorado 80202

Attn:  John Pougnet, CFO

With a copy, that shall not constitute notice, to:

Robinson, Waters & O’Dorisio, P.C.

1099 18th Street, Suite 2600

Denver, Colorado 80202

Attn:  Bryan D. Biesterfeld, Esq.

(ii)

If to the ONN, to:

Orthopedic National Network, LLC

90 Washington Street Apt PHD

New York, New York 10006

Attn: Renos Gordos, CEO

or to such other address of which written notice in accordance with this section shall have been provided by such Party.  Notices may only be given in the manner hereinabove described in this section and shall be deemed received when given in such manner.

IN WITNESS WHEREOF, the Parties have caused this Exclusive Supply Agreement to be executed by their duly authorized representatives as of the date first above written.

BAZI:

ONN:

Bazi, Inc.

Orthopedic National Network, LLC

By:

/s/ Deborah K. Wildrick

By:   /s/ Renos Gordos

Name:

Deborah K Wildrick

Name:

Renos Gordos

Title:

Chief Executive Officer

Title:   Chief Executive Officer

Bazi International, Inc.

By:

/s/ Deborah K. Wildrick

Name:

Deborah K Wildrick

Title:   Chief Executive Officer

07426.001 / 329036